November 1, 2018

Bill Backus
Interim Chief Financial Officer
Balchem Corporation
52 Sunrise Park Rd.
New Hampton, NY 10958

       Re: Balchem Corporation
           Form 10-Q for Fiscal Quarter Ended June 30, 2018
           Filed August 3, 2018
           Form 10-K for Fiscal Year Ended December 31, 2017
           Filed March 1, 2018
           File No. 001-13648

Dear Mr. Backus:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction